Exhibit 99.2

MAGNUS INTERNATIONAL RESOURCES INC. – LUGAZI GOLD
ANOMALY EXTENDED
AND ADDITIONAL MAJOR EXPLORATION LICENCE ADDED

Las Vegas, Nevada – March 29, 2007 – Magnus International Resources Inc. ("Magnus") (“the Company”) (NASD OTC-BB: ‘MGNU’) is pleased to provide a progress update at the Lugazi property in south central Uganda. Through the acquisition of African Mineral Fields, Magnus is acquiring a 100% interest in the Lugazi project.

As previously announced, at Lugazi a geochemical survey has identified a 3km long gold-in-soil anomaly, open to the west, on the western side of this 261 km2 property. A detailed infill geochemical sampling program has now been completed and the results from 630 samples are expected within the next month.

A new exploration licence, covering an area of 470.86 km2, “Lugazi West” was granted this month, bringing the total area at this project to 731.86 km2 on two properties. The Company currently has an interest in 14 exploration licences at four project areas throughout southern and south-western Uganda, covering 1996 km2.

In addition, a fixed wing high resolution airborne geophysical survey, including magnetics and radiometrics, has been completed over the Lugazi property by Fugro Airborne Surveys. The total line kilometres flown at 200m line spacing was 3,718 km covering a total area of 574.5 km2.

This survey over the Lugazi licence, which is being funded by Magnus, is in conjunction with a country-wide airborne survey covering up to 80% of Uganda. This program, which commenced earlier this year, is part of the Republic of Uganda’s mineral sector development program, being funded by the World Bank and the African Development Bank. The program, comprising both reconnaissance and high resolution magnetic and radiometric surveys will also include airborne EM over selected areas.

Magnus’ CEO, Graham Taylor, commented, “We are highly encouraged by recent developments at the Lugazi project where we have increased our land position in anticipation of further gold discoveries. The Lugazi belt has been largely overlooked by the exploration community. With our initial gold-in-soil discovery last year, and with the newly acquired geophysical information, we believe that the region offers the potential for finding similar mineralized structures. Lugazi is one of four large gold exploration concessions that Magnus is acquiring through the acquisition of African Mineral Fields. We will be receiving results from the first quarter exploration programs and will continue to provide updates on all four properties as we receive these lab results and interpret them. In the near-term, we will be carrying out further exploration activities to guide us in delineating a number of targets for the upcoming drilling program. We expect to commence drilling at the first of these targets in the relatively near-term - by mid-2007”.

The Lugazi project area is situated within a north-east trending elongate belt of Precambrian meta-sediments and intercalated mafic volcanics and intrusions. The sediments are part of the Buganda – Toro system comprising shales, phyllites, schists, quartzites and conglomerates. The mafic to ultramafic rocks form small lenticular intrusions within the licence area, but these increase in size and proportion towards the northeast of the belt. This Lugazi belt is sandwiched between large bodies of basement gneisses and later granitoid gneisses, suggesting an important link between fluid from these granites and structural controls within the sedimentary belt. The project is located in an area of poor rock exposure and is underlain by deep insitu and Tertiary laterites and duracrust capping on higher topographies.

For more information about Uganda and the mineral sector in the country please refer to the comprehensive “Opportunities for Mining Investment 2006 brochure” which can be found at www.ugandamining.com.

About Magnus International Resources, Inc.

Magnus International Resources, Inc. specializes in identifying, acquiring and developing precious and base metal properties. Magnus’ objective is to develop a balanced global portfolio of early-to-advanced stage projects. Magnus is currently focused on gold projects in China and Africa. Magnus retains a 90 percent interest in two Sino-foreign joint venture exploration projects, Huidong and Mangshi. The Huidong property is on trend with Southwestern Resources’ Boka project.

Through the acquisition of newly-established subsidiary, African Mineral Fields, Magnus is acquiring a 100% interest in two gold projects, and an exclusive option to acquire 100% interest in a further two properties in Uganda.

For further information please refer to the Company's filings with the SEC on EDGAR or refer to Magnus' website at www.magnusresources.com.

If you would like to receive regular updates on Magnus please send your email request to info@magnusresources.com.

FOR FURTHER INFORMATION PLEASE CONTACT:

Magnus International Resources Inc.
Investor Relations
Mike Hartmann
1-888-888-1494
info@magnusresources.com
www.magnusresources.com

FORWARD LOOKING STATEMENTS THIS NEWS RELEASE MAY INCLUDE "FORWARD-LOOKING STATEMENTS" REGARDING MAGNUS INTERNATIONAL RESOURCES, INC., AND ITS SUBSIDIARIES, BUSINESS AND PROJECT PLANS. SUCH FORWARD LOOKING STATEMENTS ARE WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT OF 1933, AS AMENDED, AND SECTION 21E OF THE UNITED STATES SECURITIES AND EXCHANGE ACT OF 1934, AS AMENDED, AND ARE INTENDED TO BE COVERED BY THE SAFE HARBOR CREATED BY SUCH SECTIONS. WHERE MAGNUS EXPRESSES OR IMPLIES AN EXPECTATION OR BELIEF AS TO FUTURE EVENTS OR RESULTS, SUCH EXPECTATION OR BELIEF IS BELIEVED TO HAVE A REASONABLE BASIS. HOWEVER, FORWARD-LOOKING STATEMENTS ARE SUBJECT TO RISKS, UNCERTAINTIES AND OTHER FACTORS, WHICH COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM FUTURE RESULTS EXPRESSED, PROJECTED OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS. SUCH RISKS INCLUDE, BUT ARE NOT LIMITED TO PRICE VOLATILITY OF GOLD AND OTHER METALS; CURRENCY FLUCTUATIONS; POLITICAL, OPERATIONAL, AND GOVERNMENTAL APPROVAL AND REGULATION RISKS IN CHINA AND CERTAIN AFRICAN COUNTRIES. FOR A MORE DETAILED DISCUSSION OF SUCH RISKS AND OTHER FACTORS, PLEASE SEE "RISK FACTORS" IN OUR FORM 10-K FOR OUR MOST RECENTLY COMPLETED FISCAL YEAR, ON FILE WITH THE SEC AT WWW.SEC.GOV. THIS DOCUMENT ALSO CONTAINS INFORMATION ABOUT ADJACENT PROPERTIES ON WHICH MAGNUS HAS NO RIGHTS TO EXPLORE OR MINE. INVESTORS ARE CAUTIONED THAT MINERAL DEPOSITS ON ADJACENT PROPERTIES ARE NOT NECESSARILY INDICATIVE OF MINERAL DEPOSITS ON MAGNUS' PROPERTIES.